                                                                    EXHIBIT 5.1

                           [ROPES & GRAY LETTERHEAD]

                                                                  JUNE 13, 1997

Allmerica Financial Corporation
440 Lincoln Street
Worcester, Massachusetts 01653

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 9,690,323 shares of Common Stock, $.01 par value per share (the "Shares"), of Allmerica Financial Corporation, a Delaware corporation (the "Company"). The Shares are the maximum number of shares which the Company would issue in exchange for shares of common stock, $.01 par value per share, of Allmerica Property & Casualty Companies, Inc. ("APY") pursuant to an Agreement and Plan of Merger dated as of February 19, 1997 (the "Merger Agreement") among the Company, APY and APY Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of the Company, which provides for the merger of Merger Sub with and into APY (the "Merger").

  We have acted as counsel for the Company in connection with the issuance of the Shares in connection with the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in the Registration Statement and in the related information statement/prospectus under the caption "LEGAL MATTERS." By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

  This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray